CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in Post-Effective Amendment No. 16 to the Registration Statement of Templeton International Fund and Templeton Latin America Fund, series of Templeton Global Investment Trust on Form N-1A, File No. 33-73244 of our reports dated April 30, 2000, relating to the financial statements and financial highlights, which appear in the March 31, 2000 Annual Reports to Shareholders of Templeton International Fund and Templeton Latin America Fund which area slo incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the headings "Financial Highlights" and "Auditors".



/s/PRICEWATERHOUSECOOPERS LLP


Ft.Lauderdale, Florida
July 24, 2000